EXHIBIT 10.75

SETTLEMENT AND MUTUAL RELEASE AGREEMENT

This SETTLEMENT AND MUTUAL GENERAL RELEASE AGREEMENT (“Agreement”) is entered into by and among Wireless Billing Systems, a California corporation (hereafter referred to as “Wireless”), Primal Solutions, Inc., a Delaware corporation (hereafter referred to as “Primal”), and CyberSource Corporation (hereafter referred to as “CyberSource”), a Delaware corporation and the successor by merger to Authorize.Net Holdings, Inc. (hereafter referred to as “Authorize.Net”), a Delaware corporation formerly known as Lightbridge, Inc. (hereafter referred to as “Lightbridge”), a Delaware corporation, and the successor by merger to Corsair Communications, Inc. (hereafter referred to as “Corsair”).  Wireless and Primal are collectively the “Primal Parties” and are each a “Primal Party”, and CyberSource on behalf of itself as well as its predecessors Authorize.Net, Lightbridge, and Corsair are collectively the “CyberSource Parties” and each is a “CyberSource Party.”  Each of the Primal Parties and the CyberSource Parties is a “Party” and collectively are the “Parties.”

RECITALS

This Agreement is made by the Parties with reference to the following facts:

A.           Wireless executed that certain Secured Promissory Note dated May 26, 1999, in the principal amount of Two Million Two Hundred Thirty-Eight Thousand Two Hundred Forty-Two Dollars ($2,238,242.00) in favor of Corsair (the “Original Note”);

B.           In connection with the Original Note, Wireless and Corsair executed that certain Security Agreement dated as of May 26, 1999 (the “Security Agreement”), pursuant to which Corsair was granted a security interest in certain assets of Wireless;

C.           Wireless executed that certain Note Agreement dated as of January 1, 2001 (the “Note Agreement”) and that certain Amended and Restated Secured Promissory Note on January 1, 2001, in the principal amount of One Million Six Hundred Ninety-Six Thousand Three Hundred Ninety-Four Dollars and Eighteen Cents ($1,696,394.18) in favor of Corsair (together with the Note Agreement, the “January 2001 Amended Note”);

D.           Wireless and Corsair executed a letter agreement dated December 20, 2001, revising the terms of the January 2001 Amended Note.  The January 2001 Amended Note, as amended by said letter agreement (the “December 2001 Amended Note”), amended and restated the Original Note;

E.           Lightbridge succeeded to the assets and liabilities of Corsair by way of merger;

F           Wireless executed that certain 2002 Amended and Restated Secured Promissory Note dated December 27, 2002, in the principal amount of One Million Seven Hundred Twenty-Two Thousand Four Hundred Seventeen Dollars ($1,722,417.00) in favor of Lightbridge (the “2002 Amended Note”), which amended and restated the December 2001 Amended Note;

G.           Primal executed that certain Guaranty dated as of December 27, 2002 (the “Guaranty”) in favor of Lightbridge in connection with the 2002 Amended Note;

H.           Wireless executed that certain 2004 Amended and Restated Secured Promissory Note dated March 27, 2004, in the principal amount of One Million Five Hundred Nine Thousand Nine Hundred Nineteen Dollars ($1,509,919.00) in favor of Lightbridge (the “2004 Amended Note”), which amended and restated the December 2002 Amended Note;

I.           Primal executed that certain Confirmation of Guaranty dated as of March 27, 2004 (the “2004 Confirmation of Guaranty”) in favor of Lightbridge in connection with the 2004 Amended Note;

J.           Wireless executed that certain 2005 Amended and Restated Secured Promissory Note dated June 30, 2005, in the principal amount of Nine Hundred Eighty-Two Thousand Two Hundred Forty-Three Dollars and Forty Cents ($982,243.40) in favor of Lightbridge (the “2005 Amended Note”), which amended and restated the 2004 Amended Note;

K.           Primal executed that certain Confirmation of Guaranty dated as of June 30, 2005 (the “2005 Confirmation of Guaranty”) in favor of Lightbridge in connection with the 2005 Amended Note;

L.           Wireless executed that certain 2006 Amended and Restated Secured Promissory Note dated March 31, 2006, in the principal amount of Nine Hundred Eighty-Two Thousand Two Hundred Forty-Three Dollars and Forty Cents ($982,243.40) in favor of Lightbridge (the “2006 Amended Note”), which amended and restated the 2005 Amended Note;

M.           Primal executed that certain Confirmation of Guaranty dated as of March 31, 2006 (the “2006 Confirmation of Guaranty”) in favor of Lightbridge in connection with the 2006 Amended Note;

N.           Lightbridge, Wireless, Primal and certain other parties executed that certain Subordination Agreement dated as of March 31, 2006 and amended and restated such agreement as of March 29, 2007 (as so amended and restated, the “Subordination Agreement”);

O.           Wireless executed that certain 2007 Amended and Restated Secured Promissory Note dated January 1, 2007, in the principal amount of Nine Hundred Eighty-Two Thousand Two Hundred Forty-Three Dollars and Forty Cents ($982,243.40) in favor of Lightbridge (the “2007 Amended Note”), which amended and restated the 2006 Amended Note;

P.           Primal executed that certain Confirmation of Guaranty dated as of January 1, 2007 (the “2007 Confirmation of Guaranty”) in favor of Lightbridge in connection with the 2007 Amended Note;

Q.           Effective April 30, 2007, Lightbridge changed its name to Authorize.Net Holdings, Inc.;

R.           Effective November 1, 2007, CyberSource succeeded to the assets and liabilities of Authorize.Net by way of merger; and

Q.           It is the intention and desire of the Parties at this time to settle, resolve, and terminate all outstanding claims, disputes, and obligations among or between any and all Primal Parties, on the one hand, and any and all CyberSource Parties, on the other hand, (including, without limitation, the Original Note, the Security Agreement, the January 2001 Amended Note, the December 2001 Amended Note, the 2002 Amended Note, the Guaranty, the 2004 Amended Note, the 2004 Confirmation of Guaranty, the 2005 Amended Note, the 2005 Confirmation of Guaranty, the 2006 Amended Note, the 2006 Confirmation of Guaranty, the Subordination Agreement, the 2007 Amended Note, and the 2007 Confirmation of Guaranty (collectively, the “Loan Documents”)) upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the above recitals and the covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. Purpose of this Agreement.

This Agreement is intended as a full and final settlement and compromise of any and all Claims (as that term is defined hereinafter) that any Primal Party, on the one hand, and any CyberSource Party, on the other hand, has or may have against the other arising out of, concerning, pertaining to or otherwise connected with the subject matter of this Agreement.  Neither this Agreement nor any of its terms is admissible in any proceeding among or between any Primal Party, on the one hand, and any CyberSource Party, on the other hand, except in a proceeding to interpret or enforce its terms.  It is the intention of the Parties that this Agreement shall be effective as a full and final accord and satisfaction of any and all Claims  among or between any Primal Party, on the one hand, and any CyberSource Party, on the other hand (including, without limitation, those obligations arising under the Loan Documents).

2. Payment and Other Consideration.

A.           Primal shall pay and deliver or cause to be paid and delivered to CyberSource in immediately available funds in the form of either a certified check or wire transfer the sum of ONE HUNDRED THOUSAND DOLLARS (USD$100,000.00) (the “Settlement Amount”), within five (5) business days of the date on which the last Party to execute this Agreement signs this Agreement and provides a fully-executed signature page to the other Parties.

B.           The above payment by Primal shall be accepted by CyberSource in full settlement and satisfaction of all obligations of any and all Primal Parties pursuant to the Loan Documents and any and all other obligations of any kind whatsoever owed by any Primal Party to any CyberSource Party or its predecessors in interest.

C.           The CyberSource Parties’ releases as more particularly set forth in Section 3, below, are expressly conditioned on receipt of the Settlement Amount.   Upon receipt of the Settlement Amount, CyberSource promptly shall deliver or cause to be delivered to Primal for cancellation originals or copies of each of the Loan Documents, to the extent such documents have not previously been delivered to a Primal Party for cancellation; provided that in the event CyberSource is not able to locate and, therefore, does not return all of the originals of the Loan Documents to Primal, the Primal Parties and CyberSource Parties hereby deem any and all unreturned originals to have been canceled and of no further force and effect.

D.           Effective immediately upon receipt by CyberSource of the Settlement Amount, each CyberSource Party hereby releases and terminates any and all of its interest in the security interests it had, has or may have upon any assets (real and personal) of any Primal Party (including, without limitation, any security interests it has pursuant to the Security Agreement).  The CyberSource Parties agree that, upon the effectiveness of such releases, it hereby grants to the Primal Parties the right and authority to take, or cause to be taken, at the Primal Parties’ sole cost and expense, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper, or advisable in order to effectuate such release and termination (including, without limitation, approving and/or signing any termination statement necessary to release the financing statement and other UCC filings previously filed with the California Secretary of State, the United States Patent and Trademark Office, or any similar governmental authority) and make effective the provisions of this Agreement.

3. Mutual Releases of All Claims.

 A.           Effective upon the later of: (i) the expiration of one hundred (100) days from the date on which the Settlement Amount is received by CyberSource without the occurrence of an Insolvency

Event (as hereinafter defined) during such one hundred (100)-day period; or (ii) if an Insolvency Event has occurred within such 100 days, the date that any and all limitations periods for an action for the avoidance of the payment has passed without any such action’s having been commenced, each of the CyberSource Parties, for itself and its respective predecessors, successors, assigns, attorneys and other representatives, hereby releases and forever discharges each of the Primal Parties and each of their respective current and former partners, members, agents, parents, subsidiaries, representatives, officers, directors, shareholders, employees, attorneys, affiliates, predecessors, successors, and assigns, and each of them, from any and all claims, disputes, disagreements, debts, suits, liabilities, demands, damages, costs, obligations, contracts, agreements, judgments, actions, and causes of action of whatsoever kind and nature (upon any legal or equitable theory, whether contractual, in tort, common law, statutory or otherwise), whether known or unknown, fixed or contingent, anticipated or unanticipated, which any such releasing party has, may have, or may hereafter have or claim to have, against any of them respecting anything whatsoever done or omitted to be done on or prior to the date of this Agreement, based on, arising out of, or in connection with (a) the Loan Documents and (b) any and all other contracts, agreements, arrangements, or obligations among or between any Primal Party , on the one hand, and any CyberSource Party, on the other hand (including each of their respective predecessors, successors, and assigns) (collectively, the “Claims”).  For purposes of this Agreement, an “Insolvency Event” means the occurrence of any of the following events:  (x) the commencement by a Primal Party of a voluntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to a Primal Party of its debts under any bankruptcy, insolvency, or similar law now or hereafter in effect, that authorizes the reorganization or liquidation of such Party or its debt or the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or any substantial part of its property; (y) the consent of a Primal Party to any such relief or to the appointment of or taking possession by any such official in any involuntary case or other proceeding commenced against such Primal Party; or (z) the execution and delivery by a Primal Party of a general assignment for the benefit of creditors.

B.           Effective upon execution of this Agreement and CyberSource’s receipt of the Settlement Amount, each of the Primal Parties, for itself and its respective predecessors, successors, assigns, attorneys and other representatives, hereby releases and forever discharges each of the CyberSource Parties and each of their respective current and former partners, members, agents, parents, subsidiaries, representatives, officers, directors, shareholders, employees, attorneys, affiliates, predecessors, successors, and assigns, and each of them, from any and all Claims.

C.           For the purposes of implementing a full and complete release, each of the Primal Parties, for itself and its respective predecessors, successors, assigns, affiliates, attorneys and other representatives, and each of the CyberSource Parties, for itself and its respective predecessors, successors, assigns, affiliates, attorneys and other representatives, expressly acknowledge (i) that this Agreement shall provide the Parties their complete and sole remedies, whether at law or in equity, and (ii) that the release it gives in this Agreement is intended to include in its effect, without limitation, claims that it did not know or suspect to exist in its favor at the time of the effective date of this Agreement, regardless of whether the knowledge of such claims or the facts upon which they might be based would materially have affected the settlement of this matter.  Each of the Primal Parties, for itself and its respective predecessors, successors, assigns, affiliates, attorneys and other representatives, and each of the CyberSource Parties, for itself and its respective predecessors, successors, assigns, affiliates, attorneys and other representatives, expressly acknowledges that they may hereafter discover facts in addition to or different from those which they now know or believe to be true with respect to Claims, but that it is their intention to fully and finally and forever settle and release any and all matters, disputes and differences, whether known or unknown, fixed or contingent, anticipated or unanticipated, suspected or unsuspected, which they may have had, may have or may hereafter have or claim to have against the other.  In furtherance of this intention, the releases herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts.  Each of the Primal Parties, for itself and its respective predecessors, successors, assigns, affiliates, attorneys and other representatives, and each of the CyberSource Parties, for itself and its respective predecessors, successors, assigns, affiliates, attorneys and other representatives, acknowledges that it has read, considered and understands the provisions of California Civil Code Section 1542 with respect to the Claims which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Each of the Primal Parties, for itself and its respective predecessors, successors, assigns, affiliates, attorneys and other representatives, and each of the CyberSource Parties, for itself and its respective predecessors, successors, assigns, affiliates, attorneys and other representatives, hereby expressly, knowingly, and voluntarily waives and relinquishes any and all rights and benefits that either of them may have under California Civil Code Section 1542 with respect to the Claims.

The Parties hereby acknowledge and agree that nothing contained in this section shall release or discharge them from the rights, duties, and obligations assumed under this Agreement.

4. No Prior Assignment of Claims.

Each Primal Party, on the one hand, and CyberSource Party, on the other hand, jointly and severally represents and warrants to the other that there is no assignment, transfer, or purported assignment or transfer of any Claim against another Party or to any other person or entity not a party hereto, except as indicated herein that CyberSource is the successor in interest to Authorize.Net (f/k/a Lightbridge), which was the original payee of the 2002 Amended Note, the 2004 Amended Note, the 2005 Amended Note, the 2006 Amended Note, and the 2007 Amended Note, and that Lightbridge is the successor in interest to Corsair, which was the original payee of the Original Note, the January 2001 Amended Note, and the December 2001 Amended Note, and that such Party is fully entitled to fully compromise and settle the same.  Each Primal Party, on the one hand, and CyberSource Party, on the other hand, jointly and severally represents and warrants to the other that it has all rights and authority to fully compromise and settle all Claims such Party and any and all of its direct and indirect predecessors in interest had, have or may have against the other Parties (including without limitation all obligations arising under the Loan Documents).   Each Primal Party, on the one hand, and CyberSource Party, on the other hand, jointly and severally represents and warrants that there are no suits, arbitrations, or other actions active or pending by such Party against or affecting the other Party regarding the subject matter of this Agreement.  Each Primal Party, on the one hand, and CyberSource Party, on the other hand, executing this Agreement represents and warrants that it has the full and absolute authority and power to do so and each other Party may rely upon such representation and warranty in executing this Agreement.

5. Confidentiality; Nondisparagement.

A.           Each Primal Party, on the one hand, and CyberSource Party, on the other hand, agrees that the terms and conditions of this Agreement are confidential and shall not be disclosed to any person or persons except to (a) attorneys, accountants or other individuals consulted by such Party for purposes of understanding the interpretation, application and legal effect of this Agreement, (b) affiliates of such Party, or (c) persons conducting due diligence in connection with negotiating a financing or other similar transaction with such Party, provided such persons agree to be bound by the terms of this confidentiality provision; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities.

B.           Each Primal Party, on the one hand, and CyberSource Party, on the other hand, agrees not to make any untrue, defamatory, libelous, denigrating, or disparaging comments, references to, or statements about the other Party, including but not limited to any Party’s past, present and future business operations or conduct, their respective products and services, and any Party’s past or present agents, officers, employees, shareholders, attorneys, successors, heirs, assigns, and representatives.  Each Primal Party, on the one hand, and CyberSource Party, on the other hand, further agrees that it will not knowingly engage in any act, the natural or reasonably foreseeable result of which is harm, damage, or loss to the reputation, property, financial interests, prospects, operations, or business of any other Party.

C.           This provision shall be enforceable through any appropriate form of judicial process, including but not limited to an action seeking injunctive relief.  In the event any such action is filed and pursued, the prevailing Party, as determined by the applicable court, shall have the right to recover attorneys’ fees and costs expended in pursuing any such relief.

6. California Law.

All questions with respect to the construction of this Agreement, and the rights and liabilities of the Parties, shall be governed by the laws of the State of California.  Any suit to interpret or enforce the terms of this Agreement shall be brought only in the County of Santa Clara, State of California, and the Parties consent to exclusive jurisdiction and venue in said County.

7. Interpretation; No Admission.

All Parties acknowledge that they have had the opportunity to be represented by counsel of their own choice in connection with the negotiation, preparation, and execution of this Agreement.  It is further agreed that in any interpretation of the language hereof no interpretation shall be made against or for any Party simply on the basis of who drafted or created the language in question.  This Agreement is being entered into as a compromise and settlement of Claims and shall not be treated as an admission of liability, responsibility, or wrongdoing on the part of any Party, nor on the part of any person or entity released herein, at any time or for any purpose.

8. Covenant Not to Sue.

The Primal Parties, on the one hand, and CyberSource Parties, on the other hand, agree that they will forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action or other proceeding against the other Party, based on, arising out of, or in connection with any Claim, that is released and discharged by reason of this Agreement, provided, however, that the Parties’ covenant hereunder shall terminate in the event the CyberSource Parties’ release is prevented from ever becoming effective as a result of the occurrence of an Insolvency Event per Section 3A.

9. Attorneys’ Fees.

In the event suit is instituted to enforce the terms of this Agreement, the prevailing Party therein shall be entitled to an award of reasonable attorneys’ fees and costs against the non-prevailing Party.  Each Party shall bear its own attorneys’ fees and costs incurred in connection with the settlement embodied in this Agreement.

10. Entire Agreement.

This Agreement contains the entire agreement and understanding concerning the subject matter hereof between the Parties, and supersedes and replaces all prior negotiations, proposed agreements and agreements, written or oral.  Each of the Parties acknowledges that no other Party nor any agent or attorney of any such Party has made any promise, express or implied, not contained in this Agreement, to induce execution of this Agreement.  Each of the Parties further acknowledges that it is not executing this instrument in reliance on any promise, representation, or warranty not contained in this document.

11. Successors.

The terms of this Agreement shall be binding upon and inure to the benefit of the respective predecessors, successors, and assigns of the Parties.

12. Severability; Headings.

 If any provision or term of this Agreement is determined by a court of competent jurisdiction to be illegal or unenforceable for any reason, such determination shall not affect the validity of the remaining provisions or terms.  The headings within this Agreement are for the purpose of reference only and shall not limit or otherwise be used to construe or interpret any of the terms of this Agreement.

13. Counterparts.

This Agreement may be executed in counterparts and shall become effective when such counterparts or facsimile copies thereof have been exchanged between the Parties.

14. Modification.

This Agreement may not be modified, amended, or terminated except pursuant to a written instrument duly executed and acknowledged by the Parties, or their successors in interest.

15. Voluntary and Knowing Agreement.

By their authorized signatures below, the Parties certify that they have carefully read and fully considered the terms of this Agreement, that they have had an opportunity to discuss these terms with attorneys or advisors of their own choosing, that they agree to all of the terms of this Agreement, that they intend to be bound by them and to fulfill the promises set forth herein, and that they voluntarily and knowingly enter into this Agreement with full understanding of its binding legal consequences.

[Signature Page Follows]

WHEREFORE, the Parties have executed this Settlement and Mutual Release Agreement.

CAUTION:  PLEASE READ THIS ENTIRE AGREEMENT BEFORE SIGNING.  BY EXECUTING THIS AGREEMENT, EACH PARTY ACKNOWLEDGES THAT IT OR ITS AUTHORIZED SIGNATORY HAS READ THIS AGREEMENT IN ITS ENTIRETY, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT WITH THE INTENTION OF RELINQUISHING ALL CLAIMS AND RIGHTS, KNOWN AND UNKNOWN, OTHER THAN THOSE SPECIFICALLY SET FORTH IN THIS AGREEMENT.

DATED: April 15, 2008	Wireless Billing Systems,
a California corporation

By: /s/ Joseph R. Simrell
	Name:	Joseph R. Simrell
	Its:	Chief Executive Officer

DATED: April 15, 2008	Primal Solutions, Inc.,
a Delaware corporation

By: /s/ Joseph R. Simrell
	Name:	Joseph R. Simrell
	Its:	Chief Executive Officer

DATED: April __ , 2008	CyberSource Corporation,
a Delaware corporation,
on behalf of itself as well as Authorize.Net,
Lightbridge, and Corsair

By: /s/ David J. Kim
	Name:	David J. Kim
	Its:	VP & General Counsel